UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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DENNY’S CORPORATION
(Name of Registrant as Specified in Its Charter)

OAK STREET CAPITAL MASTER FUND, LTD.
OAK STREET CAPITAL MANAGEMENT, LLC
DAVID MAKULA
PATRICK WALSH
DASH ACQUISITIONS LLC
JONATHAN DASH
SOUNDPOST CAPITAL, LP
SOUNDPOST CAPITAL OFFSHORE, LTD.
SOUNDPOST ADVISORS, LLC
SOUNDPOST PARTNERS, LP
SOUNDPOST INVESTMENTS, LLC
JAIME LESTER
LYRICAL OPPORTUNITY PARTNERS II, L.P.
LYRICAL OPPORTUNITY PARTNERS II, LTD.
LYRICAL OPPORTUNITY PARTNERS II GP, L.P.
LYRICAL CORP III, LLC
LYRICAL PARTNERS, L.P.
LYRICAL CORP I, LLC
JEFFREY KESWIN
PATRICK H. ARBOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Committee to Enhance Denny’s (the “Committee”), together with the other Participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2010 annual meeting of stockholders (the “Annual Meeting”) of Denny’s Corporation.  The Committee has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1:  On April 13, 2010, the Committee issued the following press release announcing the issuance of a letter to shareholders of the Company.  The letter is also being delivered to shareholders of the Company.

The Committee to Enhance Denny’s Issues Letter to Shareholders – Urges Vote On Gold Proxy Card FOR Election of its Three Highly Qualified Director Nominees

Chicago, Illinois, April 13, 2010 - - The Committee to Enhance Denny’s, headed by Oak Street Capital Management, LLC and Dash Acquisitions LLC, issued the following letter to shareholders of Denny’s Corporation (NASDAQ: DENN) relating to the May 19, 2010 Annual Meeting:

A MESSAGE FROM
THE COMMITTEE TO ENHANCE DENNY’S

VOTE YOUR GOLD PROXY CARD TODAY TO ELECT THE COMMITTEE’S THREE HIGHLY QUALIFIED DIRECTOR NOMINEES

April 13, 2010

Dear Denny’s Shareholder:

The Committee to Enhance Denny’s, headed by Oak Street Capital Management, LLC and Dash Acquisitions LLC, owns approximately 6.3% of the outstanding shares of Denny’s.  We are seeking your support to elect our three highly qualified, independent director nominees to the Denny’s board of directors at the Annual Meeting of Shareholders to be held on May 19, 2010.  We are writing to share our concerns regarding Denny’s and to outline our nominees’ plans to create value for all shareholders.

Our proposed director nominees are Patrick Arbor, Jonathan Dash and David Makula – their bios can be found toward the end of this letter.  They bring significant skills, experience, objectivity and judgment to the board and are committed to implementing a set of initiatives designed to increase long-term shareholder value.  We are soliciting proxies to elect not only our three director nominees, but also the candidates who have been nominated by the Company other than Nelson J. Marchioli, Robert E. Marks and Debra Smithart-Oglesby.  We believe it is critical to remove these long-tenured directors who we believe are most responsible for the current state of the Company.  After reading this letter, you will have the information necessary to make an informed decision at the upcoming Annual Meeting and we are hopeful that you will understand why it is absolutely essential to elect our director nominees.  We are counting on your support as each and every vote will matter as we seek to maximize value for all Denny’s shareholders.

INCUMBENT BOARD HAS PRESIDED OVER THE DESTRUCTION OF SUBSTANTIAL SHAREHOLDER VALUE

We believe Denny’s current board and management team have implemented and must take responsibility for a strategic and capital allocation plan that has destroyed significant shareholder value.  The Denny’s board and management team have been given a sufficiently long period of time to implement their plans and create value for shareholders, and they have failed.  As long-term shareholders are aware, Denny’s share price has declined by 76.9% between the Company’s emergence from bankruptcy in January 1998 and December 31, 2009, not accounting for the time value of money.  Over the past five completed fiscal years alone, Denny’s share price has plummeted by 51.3%, an unacceptable outcome.  While we acknowledge the market volatility associated with last year’s global economic decline, we believe Denny’s historically poor share price performance demonstrates the board’s and management’s inability to maximize shareholder value.  If shareholders continue to accept the status quo, we are concerned that Denny’s future will look very much like its past.  These abysmal results cannot be allowed to continue.

Price Performance Comparison

DENNY’S SHARE PRICE HAS INCREASED SIGNIFICANTLY SINCE WE FILED OUR INITIAL SCHEDULE 13D

Since disclosing our Denny’s position in our initial Schedule 13D filed on January 21, 2010, the share price has appreciated by approximately 70%1.  This share price performance has been achieved in a period during which the Company reported continued deterioration in key operating metrics such as comparable store guest traffic.  We believe the recent share price performance is reflective of a market view that change is needed at Denny’s.  Nevertheless, we believe the current market value fails to reflect Denny’s full potential, a potential that can be realized with changes to the board of directors.

Our shareholder group is financially and constitutionally committed to improving the future direction of Denny’s.  We have no interest in lingering on the sidelines while the board and management team attempt to figure out an effective strategic plan.  Management’s track record spans both good and bad economic times, and the operating results of Denny’s closest competitors only serve to highlight management’s shortcomings.

Our concerns with the current Denny’s board and management can be summarized as follows:

•	Failure to grow system-wide restaurants
•	Ceding the #1 market position to International House of Pancakes (“IHOP”)
•	Unacceptable declines in key operating trends such as guest traffic
•	Inappropriately high general and administrative expenses
•	Expensive and ineffective marketing strategies
•	Imprudent capital allocation decisions
•	Lack of accountability for management at the board level
•	Marginalization of shareholders and franchisees, and
•	Extremely poor share price performance

1	Based on closing price of $2.30 per share on January 21, 2010 and closing price of $3.89 per share on April 9, 2010.

FAILURE TO GROW THE SYSTEM HAS
WEAKENED DENNY’S COMPETITIVE POSITION

We believe the perennial decline in the number of system-wide restaurants has undermined Denny’s ability to stay competitive and has negatively impacted profitability.  According to Denny’s public filings, the Company’s system-wide units peaked ten years ago, at 1,822 restaurants, shortly before Nelson Marchioli was appointed CEO in 2001. Over the past decade, the board oversaw a 15% decline in total system-wide restaurants to 1,551 units as of December 30, 2009. This stands in stark contrast to the Company’s closest competitor, IHOP, which during a similar time frame increased system-wide restaurants from 922 units to 1,456 units as of December 31, 2009.

Notably, we view IHOP as a similarly situated restaurant concept, with no fundamental competitive advantage other than its current leadership relative to Denny’s.  IHOP presents an interesting case study of what can be accomplished in the family dining category when a quality leadership team is in charge.  Since 2000, IHOP has more than doubled system-wide sales from $1.2B to over $2.5B for 2009, based on public filings.  During this same time frame, Denny’s system-wide sales, on the other hand, have stagnated.  The chart below contrasts system-wide sales performance for these closely related concepts since 2000.

System-Wide Sales Comparison

Source: SEC filings

GUEST CHECK INCREASES HAVE LED TO
UNACCEPTABLE GUEST TRAFFIC DECLINES

We believe management failed to improve key restaurant operating trends such as same store guest traffic – despite shrinking units by 15% since 2000.  Since Mr. Marchioli assumed his role as CEO, we believe Denny’s same store guest traffic has been among the worst of its peers.  In fact, Denny’s customer traffic has declined in seven of the last eight years.

Despite these persistent guest traffic declines, management responded by consistently raising prices year after year.  We are deeply concerned that Denny’s pricing strategy only served to accelerate guest traffic declines, particularly during 2008 when management hiked prices in the face of lower commodity costs and an ailing U.S. consumer.  The chart below illustrates the loss of customers under current management.

Denny’s Cumulative Decline in Guest Traffic

Source: SEC filings

Incidentally, the Denny’s board and management team have themselves acknowledged the importance of increasing guest counts based on their 2005 Annual Report which states:

“Our future success will be driven by increasing guest counts and capitalizing on the significant capacity for sales growth within our restaurants.”

Unfortunately, five years later, shareholders are still waiting for them to increase guest counts and fill excess restaurant capacity.  If these guest traffic declines are allowed to persist, we strongly believe that the effect on shareholders and the franchisee base will be dire.  We must act now.

EXCESS CORPORATE OVERHEAD

We believe the Denny’s board and management have not effectively controlled operating costs such as the Company’s general and administrative expenses.  Management has refranchised or closed approximately 333 locations since 2002.  Based on our research of the industry, we would expect substantial general and administrative expense savings to be associated with these refranchised or closed restaurants.  However, the Company’s general and administrative expenses have actually increased by approximately $7.3 million since 2002. We believe this is attributable to a culture of wasteful spending at corporate headquarters.  We believe shareholder value cannot be maximized unless general and administrative expenses are significantly reduced and aligned with Denny’s smaller base of company-owned restaurants.  Our goal would be to reduce annual operating expenses by at least $15 million.

Denny’s G&A Expense Growth Versus Restaurant Unit Declines

($ in millions except store data)	2002	2009	% change
G&A Expense	$50.0	$57.3	14.6%
Number of Company Owned stores	566	233	(58.8%)
Number of Franchise stores	1,110	1,318	18.7%
Total stores	1,676	1,551	(7.5%)

Note: Store data as of 12/31/2002 and 12/31/2009
Source: SEC filings

Unfortunately, some of these excess general and administrative expenses are attributable to generous payments to the Denny’s board and management through cash compensation and stock option packages, despite poor stock and operating performance.  The Company’s compensation packages have attracted strong criticism in the past.  In a 2006 article, the New York Times highlighted Denny’s unusual practice of granting in-the-money stock options:

“… Denny’s shareholders would be hard pressed to discover that added part of their chief executive’s pay.  Instead of writing Mr. Marchioli a check, Denny’s board handed him about 333,000 stock options that came with a built-in paper gain.  The amount was not mentioned in Denny’s compensation committee report.  It was not counted in the company’s summary compensation chart.  Only by carefully studying a table, deep in the proxy statement from the year before, would an ordinary investor realize that Denny’s awarded those options last December with a “buy” price of $2.42 when Denny’s shares were selling for $3.91, a 38 percent discount.”

The full article can be found at:

http://www.nytimes.com/2006/04/29/business/29options.html?_r=1&pagewanted=all

ILL-CONCEIVED MARKETING STRATEGY

Denny’s purchase of three Super Bowl ads this year is one of the recent examples of management’s inability to execute an effective marketing strategy.  We note that management ran one Super Bowl ad at great expense in 2009.  While the ad produced a short-term increase in sales and traffic, we believe many of the customers attracted by the ad failed to return as traffic losses accelerated in the second half of 2009.  This year, by purchasing three Super Bowl ads, the board and management have irresponsibly tripled down on an ineffective promotion.  Our discussions with several IHOP franchisees confirm that they experienced a significant increase in traffic during the Denny’s promotion as many of Denny’s core customers were turned off by long wait times.  In essence, the Super Bowl promotion encouraged many of Denny’s core customers to try out IHOP, while Denny’s gave away free food to customers who are unlikely to return!  We believe Denny’s needs to refocus its marketing efforts on a consistent value message throughout the year, not on marketing gimmicks that send the wrong message and attract the wrong customer base.  In summary, we agree with the assessment of a Fortune 500 CEO who labeled Super Bowl advertisements as the “last bastion of unaccountable spending in corporate America.”

We are deeply concerned that Denny’s management lacks the attention to detail and judgment necessary to create an effective marketing strategy.  In the past few months alone, Denny’s management oversaw two marketing blunders which caught the media’s attention.  We believe these incidents speak volumes about management’s lack of judgment and oversight in deploying its marketing strategy.  We encourage you to read the selected articles and excerpts at the website addresses below.

http://www.suntimes.com/business/2082931,CST-NWS-dennys04.article

http://www.facebook.com/pages/Dennys-Boycott-The-Irish-Demand-Respect/338126671783

“The spot, promoting an all-you-can-eat french fries and pancakes offer, drew plenty of complaints and threats of protests by Irish Americans, saying it made light of the 19th century famine that left more than a million people dead.”

http://mashable.com/2010/02/22/dennys-twitter/

“Denny’s dine-in menu invites customers to “Join the conversation!” and follow @Dennys on Twitter.  The problem is that the account in question belongs to a Taiwanese Twitterer — Dennys Hsieh — and not the American restaurant chain, which manages two official accounts: DennysAllNightr and DennysGrandSlam.”

“The inaccurate menus … have been in circulation since October 2009 at more than 1,500 locations nationwide.”

POOR CAPITAL ALLOCATION

One of the main responsibilities of the board of directors is to ensure that capital is allocated productively.  We believe Denny’s historical capital allocation record has been dismal.  Since 2001, the Denny’s board approved approximately $307.6 million of capital expenditures.  Given Denny’s poor comparable store guest traffic, shareholders have little to show for these investments.  Since 2001, when Mr. Marchioli was appointed CEO and Director, shareholders have suffered negative cumulative free cash flow of $32.3 million.

Historical Cumulative Free Cash Flow

										Cumulative
($ in millions)	2001	2002	2003	2004	2005	2006	2007	2008	2009	Since 2001
Cash from operations	$8.2	$8.8	$26.6	$30.1	$57.3	$40.2	$50.3	$20.5	$33.3	$275.3
Capital expenditures	(41.1)	(41.7)	(32.0)	(36.1)	(47.2)	(32.3)	(30.9)	(27.9)	(18.4)	(307.6)
Free cash flow	($32.9)	($32.9)	($5.4)	($6.0)	$10.1	$7.9	$19.4	($7.4)	$14.9	($32.3)

Source: SEC filings

Denny’s management often boasts of the reduction in debt over the past few years.  Unfortunately for shareholders, debt reduction is not tantamount to shareholder value creation.  This is particularly true when, in our opinion, management achieved the debt reduction by selling restaurants far too cheaply with respect to the restaurants’ cash flows.  In addition, the board and management failed to implement, before selling, simple operational changes that would have significantly increased cash flow. In these cases, the benefits of turning around the restaurant operations were passed along to the franchisees that purchased the restaurants.  Unfortunately, in these transactions, the franchisees’ gains come at the expense of shareholders.  We urge the board and management to halt all company-restaurant sales until after the upcoming Annual Meeting.  We believe prudent capital allocation decisions must be made on a go forward basis in order to maximize shareholder value.

LACK OF ACCOUNTABILITY AND LACK OF OWNERSHIP

We are concerned that many of Denny’s largest franchisees have lost faith in management’s ability to turn around the Company’s operating trends.  The Denny’s Franchisee Association (“DFA”) has clearly expressed its disappointment with the current management to the Denny’s board. In a March 30, 2009 letter from the DFA to the Company, the DFA states that:

“The DFA Board hereby expresses our unanimous lack of confidence in the leadership of the Company and their leadership of our Brand ... While there are many approaches that can be deployed to create value within our Brand, it is clear that the strategic and tactical implementation by current Company leadership has not created sustainable, if any, value for the Brand, the franchise owners or Company stakeholders.”

Notwithstanding this strong criticism, the Denny’s board has continued to support management, despite management’s failure to create shareholder value or meaningfully improve operating trends.  Shareholders must hold the board accountable for their unwavering support of this management team.

We are also concerned that the Denny’s board lacks a significant actual ownership interest in the Company and therefore lacks a meaningful economic interest in holding management accountable.  The independent directors of the board (all directors other than Mr. Marchioli) own outright2 an aggregate of just 162,506 shares or 0.16% of the outstanding shares as of March 23, 2010.  We believe this lack of significant actual ownership by members of the board may contribute to the board’s lack of commitment to maximizing shareholder value.  In contrast, our Committee’s ownership stake of 6,245,476 shares or approximately 6.3% of the outstanding shares places us as one of Denny’s largest shareholders, closely aligning our interests with other shareholders.

WE BRING AN OWNERSHIP MENTALITY TO THE BOARD

We have nominated three highly qualified director nominees: Patrick Arbor, Jonathan Dash and David Makula.  Each will bring a fresh perspective to the Denny’s board and a keen understanding of the strategic and financial miscues that have caused such a dramatic erosion of shareholder and brand value under the current management team.  Mr. Arbor’s extensive experience having served as Chairman of the Chicago Board of Trade and as a director of a wide-range of other public and private companies has given him a strong understanding of corporate responsibility and corporate governance.  Mr. Dash brings valuable experience in the restaurant business due to his significant roles in helping revitalize the marketing, supply chain and research and development departments of The Steak n Shake Company.  Mr. Makula brings significant capital markets experience and he will work to address the Company’s capital allocation and other financial issues.

2
Shares owned directly by the directors as opposed to shares issuable to the directors at a future date upon the exercise of stock options or through the conversion of deferred stock units, subject to vesting and other restrictions under the Company’s compensation plans.

•
Patrick H. Arbor is a director of Macquarie Futures USA Inc., a Futures Commission Merchant and clearing member of the Chicago Mercantile Exchange and other exchanges.  Mr. Arbor is a long-time member of the Chicago Board of Trade, the world’s oldest derivatives exchange, and served as its Chairman from 1993 to 1999.  During that period, Mr. Arbor also served on the board of directors of the National Futures Association.  Prior to that, he served as Vice Chairman of the Chicago Board of Trade for three years and as a director of the Chicago Board of Trade for ten years.  Mr. Arbor’s extensive experience serving on the board of directors of the Chicago Board of Trade and a wide-range of other public and private companies has given him a strong understanding of corporate responsibility and corporate governance.

•
Jonathan Dash is the President of Dash Acquisitions, an investment management firm.  He served from 2006 to March 2010 as a director of Western Sizzlin Corporation, a restaurant chain with 102 restaurants.  He served until recently as a consultant to The Steak n Shake Company, a publicly-traded restaurant chain with 485 restaurants.  Mr. Dash, working under the Chairman and CEO, helped to revitalize the Steak n Shake brand and reverse a long history of negative sales comparisons and traffic declines that culminated in double digit positive same store sales comparisons and double digit guest traffic increases for the prior two fiscal quarters.  Mr. Dash brings valuable experience in the restaurant business due to his significant roles in helping revitalize the marketing, supply chain and research and development departments of Steak n Shake.

•
David Makula is the Founder and Managing Member of Oak Street Management, an investment management firm.  He was previously a Research Analyst with Coghill Capital Management, LLC, an investment management firm.  He also served as an Investment Banker for Salomon Smith Barney, where he focused on mergers and acquisitions across a variety of sectors.  Mr. Makula holds a CPA certificate from the State of Illinois.  He brings significant capital markets experience and he will work to address the Company’s capital allocation and other financial issues.

We believe that Denny’s is an iconic all-American brand that can be revitalized with the help of our highly qualified director nominees.  If elected, our nominees will seek to work with the other board members to address the concerns outlined above.

GOALS OF OUR DIRECTOR NOMINEES

It is easy to criticize without offering a solution.  Fortunately, our director nominees have a plan designed to reverse the erosion of shareholder value overseen by the current board.  Our changes are intended to significantly improve Denny’s free cash flow per share, thus forming the basis for the market to revalue Denny’s share price.  Our sole mission will be to increase Denny’s intrinsic value per share.  A broad outline of our goals is as follows:

•	Create a pay-for-performance culture that clearly and measurably aligns management’s interests with those of shareholders
•	Implement a cost structure that provides the Company with a source of competitive advantage, by sustainably reducing annual operating expenses by at least $15 million
•	Stop the declining trend in guest traffic and comp store sales with more effective marketing and an improved price-to-value relationship for the customer
•	Rationalize capital expenditures to an average of less than $10 million per year
•	Halt value-eroding sales of company-owned restaurant units at unreasonably low prices
•	Refocus marketing efforts on a consistent value message
•	Restore system-wide unit growth through franchisee development, while improving the Company’s relationship with its franchisees

HELP US RETURN DENNY’S TO ITS RIGHTFUL PLACE

We ask for your support and urge you to vote for our director nominees so that we can work on your behalf to implement a plan to enhance shareholder value and return Denny’s to its rightful place as a leader in the family dining restaurant industry.

VOTE THE GOLD PROXY CARD TODAY

Your vote is important, no matter how many or how few shares you own.  If you have any questions or need any assistance voting your shares, please do not hesitate to contact our proxy solicitor, MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at enhancedennys@mackenziepartners.com.

For additional information and updates on our solicitation, please visit our website at www.enhancedennys.com.  Thank you for your support.

Sincerely,

The Committee to Enhance Denny’s

Jonathan Dash	David Makula	Patrick Walsh
Co-Chairman	Co-Chairman	Co-Chairman